Warrant Purchase Agreement



WARRANT PURCHASE AGREEMENT, dated as of January 12, 2005, between Dayton Ventures LLC ("Seller") and Lehman Brothers Inc. ("Purchaser").

1. Sale of Warrant. Subject to the terms and conditions contained herein, Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller 7,000,000 warrants (each, a "Warrant"), dated March 13, 2000, each such Warrant entitling its holder to purchase one share of Company common stock ("Common Stock") of DPL Inc. (the "Company") at a price equal to $21.00 per share subject to the adjustment provisions and having the terms and conditions set forth therein. In consideration for such Warrants, Purchaser shall pay Seller $4.45 per Warrant.

The total proceeds to the Seller shall equal: $31,115,000.

2. Closing. Closing of the sale and purchase under Section 1 of this Agreement (the "Closing") shall take place on the later of 5 business days after the date hereof and the date on which the Company actually delivers the Warrants in such names as the Purchaser may instruct (or such later date as Purchaser and Seller mutually agree). At or before Closing, Seller shall cause the Warrants and, to the extent transferable, one of its two demand registration rights under the Securityholders and Registration Rights Agreement, as amended, relating to the Warrants (the "Registration Rights") to be delivered to Purchaser, and Purchaser shall execute any documentation reasonably necessary to effect such delivery. Delivery of the Warrants and the Registration Rights by Seller shall be made in accordance with the instructions of the Purchaser and in such name(s) as the Purchaser shall instruct. Seller makes no representation or warranty as to the Registration Rights and Purchaser takes the Registration Rights on an "as is where is" basis. Upon receipt of such deliveries, Purchaser shall make payment of the aggregate purchase price in accordance with Seller's wire instructions.

3. Termination of Prior Lock-Up. In furtherance of the sale and purchase as contemplated in Section 1 and Section 2 of this Agreement, Purchaser hereby releases Seller from the lock-up restrictions contained in Section 5 of the Warrant Purchase Agreement, dated as of December 14, 2004 by and between Purchaser and Seller (the "Original Warrant Purchase Agreement"). Seller and Purchaser hereby agree that the Original Warrant Purchase Agreement shall be amended by (i) deleting Section 5 in its entirety and (ii) enumerating the provisions subsequent thereto as "5" through "8", respectively.

3.  Representations of Seller. Seller represents and warrants that:

    a) Seller beneficially owns and has the unrestricted right (other than as such right may be restricted by laws of general application, including the Securities Act of 1933, as amended (the "Act")) to transfer the Warrants, free and clear of all liens, claims, charges and other encumbrances.

    b) Seller has full right, power and authority to enter into this Agreement and to transfer the Warrants in accordance with the terms of this Agreement and this Agreement constitutes a legal, valid and binding obligation of Seller.

    c) Seller's execution, delivery and performance of the Agreement do not violate or conflict with any law applicable to it, any agreement or instrument to which it is a party, any order or


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         judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

    d) Seller has not assigned or transferred any interest in the Warrants. Seller acquired the Warrants and paid for them in full on or before March 13, 2000.

    e) Seller acknowledges and represents that it has made its own investigation into the merits and risks of entering into the transaction contemplated by this Agreement, and that it has the capacity and financial expertise to evaluate the same; and that it has not relied on any representations or warranties of Purchaser or its agents or affiliates except for the representations and warranties of Purchaser expressly provided herein.

    f)   Seller is not currently acting as an agent of the Company.

    g) Seller is not prompted to sell the Warrants by any material, non-public information concerning the Company.

    h) Seller has not offered or sold any shares of common stock of the Company by any form of general solicitation or general advertising.

    i) Seller has obtained all necessary consents required in order to transfer validly the Warrants to Purchaser in accordance with their terms.

    j) Seller will make all required filings under all applicable securities laws in connection with this transaction.

    k)   The Warrants are eligible for resale under Rule 144A under the Act.

4. Representations of Purchaser. Purchaser represents and warrants that:

    a) Purchaser is acquiring the Warrants for its own account and will resell the Warrants or will sell the shares acquired in connection with the exercise thereof only in transactions which would be permissible under the securities laws of the United States of America or any state thereof.

    b) Purchaser is an "accredited investor" as such term is defined in Regulation 230.501(a) under the Act.

    c) Purchaser is aware that the legends set forth in the Warrants will appear on the Warrants and any certificates representing the Warrants for so long as required by the Warrants.

    d) Purchaser has full right, power and authority to enter into this Agreement, and to purchase the Warrants from Seller on the terms described herein, and this Agreement constitutes a legal, valid and binding obligation of Purchaser.

    e) Purchaser acknowledges and represents that it has made its own investigation into the merits and risks of entering into the transaction contemplated by this agreement and that it has the capacity and financial experience to evaluate the same. Purchaser has received all the information it considers necessary or appropriate for deciding whether to acquire the Warrants and has had an opportunity to secure all such information as it deems necessary regarding the business, properties, prospects and financial condition of the Company.

    f) Purchaser is not an "affiliate" of the Company, as such term is defined in Regulation 230.144(a)(1) under the Act.

    g) Purchaser understands that the offer and the sale of the Warrants are not being registered under the Act or under any state or foreign securities laws.


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5. Lock-Up. Seller agrees that, for a period of 30 days from the date hereof, it will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or other Warrants or securities convertible into or exchangeable for Common Stock or other Warrants, or sell or grant options, rights or warrants with respect to any shares of Common Stock or other Warrants or securities convertible into or exchangeable for Common Stock or other Warrants or (2) enter into any swap or other derivatives or other transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock or Warrants, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or Warrants or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers Inc.

6. Law Governing. This Agreement shall be governed by and constructed in accordance with the laws of the State of New York without reference to choice of law doctrine.

7. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors, and assigns of the parties hereto.

8. Miscellaneous. This Agreement may be executed concurrently in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all the previous agreements, promise or representations, whether written or oral, between the parties.

9. Fees and Expenses. Each of the Purchaser and Seller agrees to pay its own expenses and disbursements incident to the performance of its obligations hereunder.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           SELLER:  DAYTON VENTURES LLC



                                     By: ____________________________________
                                         Name:
                                         Title:



                           PURCHASER: LEHMAN BROTHERS INC.



                                     By: _____________________________________
                                         Name:
                                         Title:





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